 Exhibit 23.1

Bongiovanni& Associates, P.A.

FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Worlds Inc.

We consent to the incorporation by reference in the Form S-8 filed on May 24, 2013 (File No. 333-188867) of our report dated April 1, 2014 with respect to the financial statements of Worlds, Inc. included in this Form 10-K for the year ending December 31, 2013.

/ Bongiovanni & Associates, P.A./

Bongiovanni & Associates, P.A.

Certified Public Accountants

Cornelius, North Carolina

The United States of America

June 24, 2014

www.ba-cpa.net